                                  EXHIBIT 10.6


                                 Joint Venture
                                      and
                             Quotaholders Agreement



This Agreement ("Agreement") is made and entered into as of this 19th day of July, 1998, by and between:


a) TeleNova Comunicacoes Ltda., a limited liability quota company, duly organized and existing under the laws of the Federative Republic of Brazil ("Brazil"), having its principal place of business at Alameda Araguaia, 933, conj. 46, Alphaville, Barueri, State of Sao Paulo, Brazil, registered with the C.G.C./M.F. under No. 02.519.780/0001-06 (hereinafter referred to as "TeleNova"); and

b) ITXC Corp., a corporation duly organized and existing under the laws of the State of Delaware, USA, having its principal place of business at 219 North Center Drive, North Brunswick, NJ (hereinafter referred to as "ITXC" and, collectively with TeleNova, the "Quotaholders" or "Parties" and each a "Quotaholder" or "Party");


                                    RECITALS


1. In accordance with the Memorandum of Understanding ("MOU") dated May 11, 1998, the Quotaholders have agreed to form a limited liability quota company (hereinafter referred to as the "Company") according to the laws of Brazil, for the purpose of jointly and exclusively developing the wholesale IP telephony market, IP telephony being a novel type of telephony based upon packet-switching technology and Internet protocol, in the countries of Brazil, Argentina, Uruguay, Paraguay and

          Chile (hereinafter referred to as the "Territory"), it being understood that such Territory may be expanded, in the future, by mutual agreement of the Parties, to one or more additional South America countries.

2. ITXC desires to extend its presence into the Territory by offering wholesale IP telephony services in the Territory through the formation and operation with TeleNova of the Company. The Parties expect that the Company will offer wholesale IP telephony services similar to those currently being offered by ITXC in the United States and other parts of the world, in accordance with the terms and conditions set forth herein.

3. ITXC possesses certain valuable and proprietary technical, business, and financial information and documentation relating to its current and future technical, business and marketing plans which will be privately disclosed by ITXC to TeleNova and the Company and are not generally available to the public.

4. TeleNova also possesses certain valuable and proprietary technical, business, and financial information and documentation relating to its current and future technical, business and marketing plans which will be privately disclosed by TeleNova to ITXC and the Company and are not generally available to the public.


Now, therefore, in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

                                   Article 1

                            Purpose of the Agreement

1.1 The purpose of this Agreement is to set forth the understandings, rights and obligations of the Quotaholders with respect to their conduct as quotaholders of the Company and the provision of the Company Services (as defined in Section 3.1 hereof).

1.2 This Agreement shall be filed at the principal office of the Company and shall be enforceable according to the laws of Brazil.


                                   Article 2

                         Representations and Warranties

2.1  TeleNova represents and warrants to ITXC that:

     (a) it is a limited liability quota company duly organized, validly existing and in good standing under the laws of Brazil, and all material information provided by it in connection with this Agreement is correct in all material respects;

     (b) it has full power and authority to make and enter into this Agreement and it has taken all required company actions, to the extent required by the laws of Brazil, and it has obtained the unqualified approval of the transactions contemplated by this Agreement by resolution of its administrators and quotaholders; and

     (c) neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereunder, requires it or any of its Affiliates (as defined in Section 5.4 hereof) to obtain any permits, authorizations or consents under applicable current law from any governmental body or from any person, firm, company or corporation under any existing agreement to which it or any of its Affiliates may be a party, and such execution, delivery and consummation will not result in the breach of or give rise to cause for termination of any agreement, contract or organizational document to which it or its Affiliates may be a party.

2.2  ITXC represents and warrants to TeleNova that:

     (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, USA, and all material information provided by it in connection with this Agreement is correct in all material respects;

     (b) it has full power and authority to make and enter into this Agreement and it has taken all required corporate actions, to the extent required by the laws of the State of Delaware, USA, and it has obtained the unqualified approval of the transactions contemplated by this Agreement by resolution of its directors;

     (c) neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereunder, requires it or any of its Affiliates to obtain any permits, authorizations or consents under applicable current law from any governmental body or from any person, firm, company or corporation under any existing agreement to which it or any of its Affiliates may be a party, and such execution, delivery and consummation will not result in the breach of or give rise to cause for termination of any agreement, contract or organizational document to which it or its Affiliates may be a party;

     (d) it has full ownership, without any limitations or encumbrances, of all rights in connection with the state-of-the-art technology related to the global IP network, as described in Exhibit "F" attached hereto, it employs to deliver its IP telephony service, other than technology which ITXC licenses from third-parties (which technology is integrated and customized by ITXC); and

     (e) it is in the process of deploying a worldwide IP network in other to allow the termination and origination of calls outside the Territory.


                                   Article 3

                                    Company

3.1 The objectives of the Company shall initially consist principally of the installation and operation of one or more IP telephony hubs and twelve or more "mini-hubs" (as hereinafter defined) in the Territory to be operated solely according to ITXC's technical, quality and operational guidelines, in order to provide the following services (the "Company Services") in the Territory: IP telephony network development and management, routing, authorization, financial settlement, call detail record processing, high-speed link with ITXC's United States hub, regional marketing programs, cross-network platform bridging, third-party gateway certification and homologation, and all acts or operations which are presently related directly or indirectly to said objectives, including participation as a quotaholder, shareholder or partner in other commercial or industrial ventures, undertakings or consortia permitted by applicable law. The Company shall use its best efforts to develop an Internet telephony market in the Territory.

3.2 The Company shall provide the Company Services, which are basically ITXC current and future services, in the Territory. The Company will initially deploy one hub and twelve (12) minihubs throughout the Territory, thereby creating a network of IP gateway points of presence (POPs) at its sole expense and according to a deployment schedule agreed upon by the Parties, as set forth in the Initial Business Plan, hereto attached as Exhibit C, and in the Investment Schedule, hereto attached as Exhibit D, both jointly prepared by the Parties, to help generate and terminate IP telephony traffic for the Company's operations. For the purpose of this Agreement, the term "mini-hub" means all hardware and software systems that may be required to connect a circuit-switched network to a packet switched network (IP Network), including, but not limited to, switches, routers, multiplexors, digital signal processing boards and any other hardware or software deemed necessary by the Parties for this function. All specifications for the Company's hub and mini-hubs will be provided by ITXC. The existent TeleNova IP telephony operation and gateway(s), including infra-structure, shall be considered valuable assets to be contributed by TeleNova to the Company, as part of the capital contribution as set forth in Article 4 and as listed in Exhibit B attached hereto.

3.2.1 In order to link the POPs above mentioned, the Company will lease or otherwise acquire the necessary IP connections within the Territory at its sole expense. The Company will also lease or otherwise acquire the necessary IP connections between the Territory and other parts of the world; such connections will be jointly leased with ITXC, with the costs equally split.

3.2.2 The Company will seek the appropriate licenses from the regulatory agencies in the Territory in order to operate the IP connections referred to in 3.2.1 above.

3.3 In order to facilitate the Company's provision of the Company Services in the Territory, ITXC shall, during the term of this Agreement: (a) provide to the Company a worldwide (to the extent that ITXC provides such origination and termination on a worldwide basis) IP telephony origination and termination global footprint at carrier prices; (b) purchase from the Company termination services in the Territory for worldwide traffic at carrier prices; (c) develop for the Company software and operational procedures applicable to the WWeXchange service offering; (d) provide the Company with advice and training regarding network certification, compatibility, interoperability, testing and monitoring services; (e) provide the Company with updates to applicable vendor software and maintenance releases used with the Company Services, and (f) on terms agreed to by the Parties, provide sales assistance and marketing materials to the Company. ITXC will provide the Company with comparable assistance in connection with the provision of Future Services (as hereinafter defined) offered by ITXC. For the purposes of this Agreement, the term "carrier prices" means cost-based pricing typically used by carriers for traffic exchange between carriers. In the context of this Agreement, "carrier prices" represent rates which are no more than four cents U.S. ($.04) per minute greater than variable costs plus allocated costs (gateways, routers, switches and dedicated lines) and which are no greater than prices charged to other customers (without regard to quantity restriction).

3.4 In order to facilitate the Company's provision of the Company Services in the Territory, TeleNova shall: (a) help develop the wholesale IP telephony market by retailing IP telephony, directly or through third Parties, in selected markets throughout the Territory; (b) construct and operate, at its sole expense, discretion and schedule, if and when market conditions allow, an IP backbone in the Territory on which capacity will be sold to the Company when available on a commercially competitive and "most favored customer" basis; and
(c) assign and transfer to the Company the existing investment made in IP telephony and other hub revenue services identified by mutual agreement of the Parties, as part of its capital contribution. TeleNova will provide the Company with comparable assistance in connection with the provision of Future Services offered by the Company.

3.5 In addition to the Company Services as they exist as of the date hereof, the Parties intend that the Company will provide future products and services in the Territory that will be developed and/or provided by ITXC in other parts of the world, but only to the extent that ITXC and TeleNova agree that it is both feasible and legal for the Company to provide such products and services in the Territory ("Future Services"). ITXC shall offer the Company the right and license to provide such Future Services, and the Company shall be obligated to provide such Future Services in the Territory, under the same terms and conditions that the Company has agreed to provide the Company Services, including, without limitation, a royalty of four percent (4%) of gross revenue and reciprocal carrier pricing for services provided by the Company to ITXC or by ITXC to the Company.

3.6 If a Future Service does require the provision of services by ITXC to the Company or by the Company to ITXC as part of the operational service delivery process and the concept of "carrier pricing" cannot be reasonably applied to these services, the Parties shall negotiate in good faith inter-company pricing for these services which achieves the same effect as carrier pricing for WWeXchange.

3.7 ITXC and the Company shall settle between themselves the wholesale inter-company charges for the origination, transportation and termination of IP telephony calls in the same manner that ITXC settles the charges for such services with other wholesale carriers throughout the world. ITXC will pay wholesale carrier charges to the Company for those Company Services essentially equivalent to the types of services for which ITXC normally pays carrier wholesale charges, and the Company will pay wholesale carrier charges to ITXC for the provision of services provided by ITXC for which ITXC normally receives wholesale carrier charge payments. The cost of IP links between the Territory and the rest of the world will be equally shared by the Company and ITXC.

3.8 The Parties hereby acknowledge that even though the initial activities of the Company shall be restricted to the Territory, it is the firm intention of the Parties to consider the possibility of expanding the Territory to encompass all countries in South America. Such expansion shall be effected only upon the execution by the Parties of an amendment to this Agreement executed by the Parties and expressly authorizing such expansion.

3.9 During the term of this Agreement, ITXC shall be responsible for providing guidance to the Company regarding all technical, operational and service quality requirements and specifications for the Company to properly operate and implement its objectives, either herein defined or that may be agreed upon in the future by the Parties. TeleNova shall be responsible for providing guidance to the Company regarding the marketing, commercialization and distribution of services and/or products offered by the Company within the Territory, subject in all cases to the requirements of U.S. export law. ITXC will also provide descriptions and marketing aids for products such as WWeXchange.

3.10 Each Quotaholder shall assign and transfer to the Company its presently existing business relationships involving wholesale IP telephony services in the Territory, as set forth in Schedule 3.10 annexed hereto and made a part hereof.

3.11 The cost of the creation of the Company, together with internal expenses, shall be borne and paid for by the Company. TeleNova and ITXC will each bear the costs of its own counsel and other representatives in connection with the preparation, negotiation and execution of this Agreement.

3.12 The Articles of Association of the Company (hereinafter referred to as the "Articles of Association") shall be as set forth in Exhibit "A" annexed hereto and made a part hereof. In the event of a conflict between the provisions of the Articles of Association and the provisions of this Agreement with respect to any matter, then such matter shall be governed by the provisions of this Agreement; provided, however, that the parties shall cause the Articles of Association, if necessary, to be amended so as to remove any such conflict.

3.13 The Company shall have its headquarters in Barueri, the State of Sao Paulo, Brazil, at Alameda Araguaia, 933, conj. 46, sub-conj. 1, Alphaville.


                                   Article 4

                        Capital Structure of the Company

4.1 The Company will be organized as a limited liability quota company. The initial capital of the Company shall be the equivalent in reais, at an agreed upon exchange rate, of $3,000,000.00 (three million U.S. dollars) (the "Initial Required Contribution"), 51% of which Initial Required Contribution ($1,530,000 or one million five hundred and thirty thousand U.S. dollars) shall be contributed by TeleNova and 49% of which Initial Required Contribution ($1,470,000 or one million four hundred seventy thousand U.S. dollars) shall be contributed by ITXC. The Quotaholders shall subscribe for the quotas to be issued originally by the Company in the following manner:

      Party                 Investment Ratio       Number of Quotas
      ------                ----------------       ----------------
     TeleNova                      51 %               1,530,000
     ITXC                          49 %               1,470,000

The paid-up capital of the Company shall be represented by 3,000,000 (three million) quotas, each with a par value of the real equivalent to one U.S. dollar ($ 1.00) at the same exchange rate as above. Payment for the initial capital of the Company shall be made in cash or credit for equipment contributed by TeleNova or advance credit for royalty payments equal to ITXC initial capital contribution.

4.2 Notwithstanding any provision herein to the contrary, TeleNova hereby agrees to extend interim loans to the Company, directly or through third parties, in an aggregate amount, the equivalent in reais of which is not to exceed $1 million (one million U.S. dollars), pursuant to the Initial Business Plan annexed hereto as Exhibit C, if and when needed by the Company during the seventeen-month period ending December 31, 1999, in order to preserve its cash position above $300,000.00 (three hundred thousand U.S. dollars). All such interim loans will be made by TeleNova and repaid by the Company, including the repayment of interest, in reais. These loans will not be guaranteed by ITXC and will be in the form of 12 (twelve) months notes bearing an interest rate equal to the lending rate to businesses offered by BankBoston Brazil at the time each loan is requested by the Company from TeleNova. The notes are repayable by the Company in advance without any penalties, with the partial interest rate calculated pro-rata.

4.2.1 Notwithstanding any provision herein to the contrary, the Company, subsequent to December 31, 1999, shall not be required to remit a payment pursuant to Section 4.2 hereof in excess of the equivalent in reais of $100,000.00 (one hundred thousand U.S. dollars) in any calendar month if such payment amount in excess of the equivalent in reais of $100,000.00 U.S. dollars would cause the Company's cash position to fall below $300,000.00 (three hundred thousand U.S. dollars).

4.3 No Quotaholder shall be required to make any capital contributions other than its required portions of the Initial Required Contribution. If, after the Initial Required Contribution has been made or the 17-month period described in
Section 4.2 hereof has elapsed, a determination is made to raise additional capital in accordance with Subsection 8(b) hereof, each of the Quotaholders shall have the right, but not have the obligation, to contribute such additional capital. Except as prohibited by law and unless specifically waived in writing by the Quotaholder to be bound, in such instance each Quotaholder shall have preemptive rights to subscribe, in proportion to its then respective holdings in the quota capital of the Company, for any additional quotas or other securities to be issued subsequent to the initial capitalization set forth in this Article 4.

4.4 ITXC shall have the option, subject to TeleNova's prior approval (which approval shall not be unreasonably withheld or delayed), within ninety (90) days from the date of this Agreement, such date inclusive, to assign and transfer to a party foreign to Brazil ("US Investor") from its assigned quotas, up to 24% (twenty-four percent) of the Company quota capital. TeleNova shall also have the option, within ninety (90) days from the date of this Agreement, such date inclusive, to assign and transfer from its assigned quotas to Telesis Sistemas em Telecomunicacoes Ltda/Message up to 25% (twenty-five percent) of the Company quota capital. In the event of any such assignment pursuant to this Section 4.4, the assignee shall thereafter be deemed to be a "Quotaholder" and a "Party" hereunder and, as a condition to any such assignment, such assignee shall execute an agreement (in form and substance satisfactory to ITXC and TeleNova) to be subject to each of the terms of this Agreement applicable to such assignor in such assignor's capacity as a quotaholder of the Company.

4.5. Payment for quotas issued as provided for in Section 4.1 above shall be made in cash, in reais, or an advance credit for royalty payments equal to ITXC initial capital contribution; provided, however, that payment may be made by
                              ------------------
contribution of any other property if the Parties collectively consent to the form of such payment, agree on the value of the property contributed, and said value is confirmed by an independent appraisal, if required by applicable law, or requested by any of the other Quotaholders. Subject to the foregoing, any Quotaholder who is obligated hereunder to make a capital contribution and fails to make such contribution, in whole or in part, in accordance with the conditions stipulated in this Agreement, shall be deemed to be in arrears and shall be required to pay interest thereon, in reais, at the interest rate equal to the lending rate to businesses offered by BankBoston Brazil, as such lending rate may change from time to time.

4.6. The Company shall use its best efforts to obtain any funds which it may require to properly and orderly conduct its business in addition to the initial capitalization set forth in Section 4.1 above, through loans or, if the appropriate approval is given, pursuant to Subsection 8(b) hereof, by the issuance of further equity capital. To the extent that (i) loans, other than the loans described in Section 4.2, are required for implementation of any project or approved business plan, (ii) a guarantee is required for the Company to obtain said loans and (iii) the Quotaholders unanimously agree that the Quotaholders shall provide such a guarantee, then in such event, the Quotaholders shall provide said guarantee (said guarantee to be several and not joint) in proportion to their then respective holdings in the quota capital of the Company, provided said loans are consistent with loans then being made in the normal course of business by financial institutions and/or governmental agencies in Brazil and loans with like terms cannot be obtained without such a guarantee; provided, however, that if all of the Quotaholders agree to provide
           -----------------
such a guarantee, and one or more of the Quotaholders is not required to guarantee said loans, any Quotaholder not so required shall indemnify each Quotaholder issuing such guarantee in proportion to its then respective holding in the quota capital of the Company.


                                   Article  5

                         Restrictions on Quota Transfer

5.1 If any Quotaholder (hereinafter referred to as the "Offeror") wishes to sell (i) the quotas of the Company held by it and/or (ii) its rights in any increase in the number of quotas (said quotas and/or rights hereinafter collectively referred to as the "Equity") to any third party (hereinafter referred to as the "Offered Equity"), the Offeror shall be free to sell said Offered Equity, provided the Offeror first gives written notice to each other Quotaholder (each of whom is hereinafter referred to an the "Offeree"), offering said Offered Equity to the Offeree at the price and under the terms and conditions that the Offeror is willing to sell to a third party (the "Purchaser"). If there is more than one Offeree, each Offeree shall have the right to purchase its pro rata share of the Offered Equity. The Offeree shall have fifteen (15) days after receipt of said notice within which to elect, by giving written notice to the Offeror, to purchase said Offered Equity, in whole or in part. In case the Offeree elects to purchase said Offered Equity, in whole or in part, it shall complete such purchase within forty-five (45) days after notice of such election. If the Offeree does not elect to purchase all of the Offered Equity, the Offeror shall be free to sell the remaining Offered Equity, at the price, under the terms and conditions, and to the Purchaser set forth in Offeror's notice provided for in this Section 5.1; provided, however,
                                                            ------------------
that, if said sale is not consummated within ninety (90) days after the expiration of the period(s) in which the Offeree had said right of first refusal, the Offeror shall be required to offer the Offered Equity to the Offeree pursuant to the provisions of this Section 5.1, prior to selling or offering to sell the Offered Equity to the Purchaser or to any other third party. Within thirty (30) days after consummation of the transaction with the Purchaser, the Offeror shall furnish to the Offeree a statement made by a duly authorized officer of Offeror, under penalty of law, setting forth the name of the Purchaser and the price, terms and conditions under which the transaction was consummated and stating that the transaction was bona fide and at arms-length.

5.2 If any Quotaholder wishes to pledge or otherwise encumber the Equity, in whole or in part, said Quotaholder shall be free to do so, provided that it first obtains the prior written consent of each other Quotaholder, which consent shall not be unreasonably withheld or delayed, provided that the percentage of the Equity pledged is less than 50% of the outstanding Equity and provided that such Quotaholder's creditor agrees in writing to comply with the rights of first refusal specified in Section 5.1 hereof, in the case of execution and to require any purchaser of said Equity, prior to consummating said sale, to agree in writing to be bound by the terms and conditions of this Agreement.

5.3 The sale and purchase of Offered Equity by the Quotaholders pursuant to the provisions of this Article 5 shall be subject to the following conditions precedent:

     (a) regardless of the nature of the offer made by a third party, the purchase price shall be payable in cash (on such terms, including the timing of installments and the applicable interest rate, if any, as are offered by the proposed Purchaser) and the sale and purchase shall take place at a location mutually acceptable to the buyer and seller;

     (b) the Offered Equity shall be delivered to the buyer free and clear of all liens, encumbrances, equities or claims of any party, and the buyer shall receive good and marketable title thereto;

     (c) any governmental license, currency exchange permit or other approval which may be required shall have been obtained and a copy thereof shall have been furnished to the Parties; and

     (d) in the event of a sale of Offered Equity, in whole or in part, to a party other than the Offeree, the Offeror shall require such buyer, prior to consummating said sale, to agree in writing to be bound by the terms and conditions of this Agreement.

5.4 Notwithstanding the above restrictions, any Quotaholder may, on notice to the other Quotaholder(s), at any time, and from time to time, sell, assign, transfer or otherwise dispose of the Equity, in whole or in part, to one (1) or more Affiliates. An "Affiliate" of a Quotaholder is a company or other entity controlled by, controlling or under common control with such Quotaholder.

5.5 Any sale, assignment, transfer, pledge, or other disposition or encumbrance of any of the Equity, except as expressly permitted by this Agreement, shall be void and unenforceable, and such transaction shall not be registered on the books of the Company.

5.6 Notwithstanding any provision herein to the contrary, no Brazilian resident shall transfer any equity interest in the Company to a non-Brazilian resident if the effect of such transfer shall be to materially adversely affect the Company or any Quotaholder of the Company.


                                   Article 6

                           Management of the Company

6.1. The Company shall be managed by four (4) managers, to be appointed, removed or re-appointed by the Quotaholders as follows:

          Position                           Selected by
          --------                           -----------

Administrative Officer                       TeleNova
Finance Manager                              ITXC
Marketing and Sales Manager                  TeleNova
Technical and Operations Manager             ITXC

The Chief Executive Officer of the Company shall be selected from among the officers listed above by agreement of ITXC and TeleNova and shall be subject to removal by TeleNova or ITXC at any time. Unless otherwise agreed by ITXC and TeleNova, ITXC and TeleNova shall re-examine the appointment of the Chief Executive Officer every two years.


                                   Article 7

                            Distribution of Profits

The Quotaholders shall exercise their voting rights at General Quotaholders Meetings to approve a reasonable cash dividend; provided, however, that said
                                                ------------------
dividend shall not place a financial constraint or otherwise jeopardize the Company's need for adequate capital to operate and prosper.


                                   Article 8

                              Quotaholders Actions

All matters presented for action by the Quotaholders at any General Quotaholders Meeting shall require (i) the approval of TeleNova and ITXC and (ii) if TeleNova and ITXC do not collectively own more than fifty percent (50%) of the quotas represented at said Meeting, then also by majority vote of the quotas represented at said Meeting; provided, however, that unless otherwise agreed by all Quotaholders, the General Quotaholders Meeting may only pass resolutions on matters mentioned in the agenda for said Meeting; provided further that the
                                                  ----------------
following matters shall require for passage (i) the approval of TeleNova and ITXC and (ii) if TeleNova and ITXC do not collectively own at least sixty-six percent (66%) of the outstanding quota capital of the Company, then also the affirmative vote of at least 66% (sixty-six percent) of the outstanding quota capital of the Company:

     (a)  amendments to the Articles of Association of the Company;

     (b) any increase in the capital of the Company or the issuance of other securities;

     (c)  the Company's participation in other companies or ventures;

     (d) total debt financing in excess of $1 million (one million U.S. dollars), or its equivalent in another currency, with the exception of loans secured in the ordinary course of business, such as discounting or pledging of trade bills and excluding the loans contemplated by
          Section 4.2;

     (e)  annual and multiyear budgets of the Company;

     (f) distribution of profits, including the declaration and amount of dividends;

     (g) individual capital expenditures in excess of $100,000 (one hundred thousand U.S. dollars), or its equivalent in another currency;

     (h) the license, sale or purchase of technology, patents, patent applications or trademarks by the Company; and

     (i) the settlement of legal proceedings in which the amount in controversy exceeds $1 million (one million U.S. dollars), or its equivalent in another currency;

provided further that the following items shall require for passage (i) the
----------------
approval of TeleNova and ITXC and (ii) if TeleNova and ITXC do not collectively own at least seventy five percent (75%) of the outstanding quota capital of the Company, then the following items shall also require the affirmative vote of at least seventy five percent (75%) of the outstanding quota capital of the
Company:

     (j) any sale or other form of disposition of any assets of the Company outside the ordinary course of business or of all or substantially all of the Company's assets;

     (k)  any change in the objectives of the Company as specified in Section
          3.1 hereof;

     (l) a decision to commence a new business of the Company or to cease providing wholesale IP telephony services, or to offer or provide any other service that is not part of ITXC's portfolio;

     (m)  the selection and/or dismissal of the Company's independent auditors;

     (n) the merger, spin-off, transformation or consolidation of the Company into or with another corporation or the acquisition of a controlling interest in another company;

     (o) the granting of guarantees, "avais", securities and/or collateral guarantees on behalf of individuals or entities other than the Company; and

     (p) the admission of insolvency, the proposal of a composition and/or bankruptcy with creditors, and the dissolution or liquidation of the Company and the appointment of a liquidator therefor.


                                   Article 9

                            Confidential Information

          9.1    Confidentiality And Information Exchange.

          9.1.1 It is the intention of the Parties to transfer or exchange information, including Confidential Information, as may be necessary to perform their respective obligations under this Agreement. Confidential

Information may be disclosed in oral, visual, or written form. The receiving Party shall make use of the Confidential Information only for the purposes of this Agreement. The receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information as the receiving Party uses to protect its own Confidential Information of a like nature. At a minimum, the receiving Party agrees not to copy any Confidential Information without the disclosing Party's written consent, or to publish or otherwise disclose any Confidential Information to any third Party. The receiving Party's duty to hold Confidential Information in confidence expires upon the earlier of (i) five (5) years after expiration or termination of this Agreement, or (ii) authorized disclosure of the Confidential Information; provided, however, that a Party's obligation to hold the computer source code, and computer object code of each other Party that has not been identified as being for distribution ("Non-Distributed Object Code") in confidence shall be perpetual. The expiration of the duty of confidentiality shall not modify other restrictions on the receiving Party.

          9.1.2 The furnishing of any Confidential Information among the Parties hereunder shall not constitute the granting of any right or license to use such information except as expressly provided for in this Agreement.

          9.1.3 Each Party receiving any other Party's Confidential Information hereunder agrees that it shall disclose Confidential Information only to those of its employees, contractors, representatives and consultants with a need to know such Confidential Information and who have first agreed with the receiving Party, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions substantially similar to those contained in this Article 9. With respect to computer source code and Non-Distributed Object Code, each Party agrees to disclose the computer source code and/or Non-Distributed Object Code of any other Party to those of its employees, contractors, representatives and consultants with a need to know who have previously agreed in writing to be bound by the disclosure and other restrictions contained in this Article 9. In addition, prior to disclosure of computer source code or Non-Distributed Object Code to any employee, contractor, representatives or consultant, the receiving Party shall provide the disclosing Party with a list of those individuals who will have access to such computer source code and/or Non-Distributed Object Code and the business affiliation of such individuals. Each Party expressly reserves the right to prohibit any individual or any entity from obtaining access to its computer source code and/or Non-Distributed Object Code upon a showing of good cause for such prohibition.

          9.1.4 All Confidential Information shall remain the property of the disclosing Party, and such Confidential Information and all copies thereof (if any), shall be promptly returned to the disclosing Party upon request or, at the disclosing Party's sole option, destroyed, in which case the disclosing Party shall be notified promptly in writing when its Confidential Information has been destroyed.

          9.1.5 For the purpose of this Agreement, Confidential Information shall mean all confidential, technical, business, legal and other information and data furnished by a Party to any other Party hereunder, whether in oral, written, graphic or machine-readable form, which is clearly identified or labeled as confidential or proprietary at the time of disclosure or within thirty (30) business days after verbal disclosure, and all computer source code and Non-Distributed Object Code, whether labeled or not.

          9.1.6 For the purpose of this Agreement, Confidential Information shall not include any information which:

             1) is already known to the receiving Party evidenced by
                documentation in the receiving Party's possession or is publicly available at the time of disclosure;

             2) is disclosed to the receiving Party by a third party who is not in breach of an obligation of confidentiality;

             3) becomes publicly available after disclosure through no act of the receiving Party;

             4) was or is independently developed by the receiving Party without breach of this Agreement; or

             5) is required to be disclosed by law or order of a court of competent jurisdiction, provided that such disclosure shall only be to the extent required and prior to disclosure the receiving Party shall provide prompt written notice to the disclosing Party sufficient to permit the disclosing Party the opportunity to oppose such court order.

          9.1.7 The receiving Party further agrees that it shall be responsible to the disclosing Party for any disclosure or misuse of the disclosing Party's Confidential Information which results from a failure to comply with this Agreement. Unauthorized disclosure of Confidential Information will diminish the value of the proprietary interests that are the subject of this Agreement. Accordingly, if the receiving Party breaches any of its obligations hereunder, the disclosing Party may be entitled to equitable relief to protect its interest therein, including but not limited to injunctive relief, as well as money damages.


                                   Article 10

                             Project Implementation

     Promptly after the execution of this Agreement, the Parties shall use their best efforts to cause the Company to begin operations and engage in the normal course of business. Such actions, several of which shall be continuing obligations, shall include, but not be limited to, the following: (a) installation of the Territory hub; (b) installation of mini-hubs; (c) entering into agreement(s) with third party gateway operators; (d) seeking to develop IP telephony in the Territory, through market programs and seminars, as well as advertising campaigns; (e) creating an IP network interconnecting the hub and minihubs in the Territory; and (f) interconnecting the Territory network to ITXC's global origination and termination footprint.

                                   Article 11

                            Manpower for the Company

     Except as otherwise specifically provided in this Agreement or in the Articles of Association, the management of the Company shall have final responsibility for the selection and employment of the Company's employees.


                                   Article 12

                                   Operation

     The Company shall seek to be a profit-making enterprise and shall have its own sales/marketing organization in the Territory, but not outside the Territory.


                                   Article 13

                                 Business Plan

     Capitalization of the Company shall be effected in accordance with the Business Plan attached hereto as Exhibit C, with capital contributions as set forth in the Investment Schedule attached hereto as Exhibit D.


                                   Article 14

                                  Exclusivity

14.1 Except as otherwise provided pursuant to Articles 14 and 16 hereof, ITXC shall not, independently, without the Company, provide Company Services or Future Services, or products or services similar to Company Services or Future Services, in the Territory during the term of this

Agreement. Specifically, ITXC agrees not to compete with the Company in the Territory for the provision of Company Services, Future Services, or any similar product or service.

14.2 Except as otherwise provided pursuant to Articles 14 and 16 hereof, TeleNova shall not, independently, without the Company, provide Company Services or Future Services, or products or services similar to such Company Services or Future Services, in the Territory during the term of this Agreement. Specifically, TeleNova agrees not to compete with the Company in the Territory for the provision of Company Services, Future Services, or any similar product or service.

14.3 Except as otherwise provided pursuant to Articles 14 and 16 hereof (a) the Company shall not provide any products or services outside the Territory, regardless of whether such products or services are similar or dissimilar to Company Services or Future Services; (b) the Company shall not provide Company Services or Future Services within the Territory to any person or entity accessing such Company Services or Future Services from outside the Territory except to those customers of ITXC using the ITXC IP telephony system to access the Territory; (c) by way of example and not limitation, the Company may not terminate any call in the Territory that originates outside the Territory, except those calls that reach the Territory through ITXC's WWeXchange network, or any other service provided by ITXC; (d) the Company shall not purchase any IP telephony services outside the Territory except from ITXC. ITXC shall not purchase any IP telephony services within the Territory except from the Company.

14.4  Non Performance.
     ----------------

     14.4.1  Definitions.  For purposes of this Section 14.4, the following
             -----------
terms shall have the following meanings:

     "Arrangement" shall mean a "Country Non-Exclusivity Arrangement" as described in Sections 14.4.3 and 14.4.5 hereof or a "Territory Non-

Exclusivity Arrangement" as described in Sections 14.4.3 and 14.4.4 hereof.

     "Initial Period" shall mean the year calendar years  1999 and 2000.

     "Minimum ITXC Threshold" shall mean, for the Initial Period, 50% of the aggregate amount of traffic that the Initial Business Plan contemplates will be directed by ITXC into the Territory during the Initial Period.

     "Minimum Ltda Country Threshold" shall mean, for each country in the Territory, for the Initial Period, 50% of the aggregate amount of traffic that the Initial Business Plan contemplates will be originated in such country during the Initial Period, including traffic between two points in such country, traffic between such country and another country in the Territory and between such country and a country outside of the Territory.

     "Minimum Ltda Territory Threshold" shall mean, for the Initial Period, the sum of the Minimum Ltda Country Thresholds for each country in the Territory.

     "MinimumThreshold" shall mean a Minimum ITXC Threshold, a Minimum Ltda Country Threshold or a Minimum Ltda Territory Threshold.

     "Two Year Periods" shall mean each of the two year periods ending on December 31, 2002, 2004, 2006, 2008, 2010 and 2012.

     14.4.2 Subsequent Thresholds.   For each of the Two Year Periods, the
            ---------------------
Parties shall negotiate in good faith to develop a Minimum ITXC Threshold, a Minimum Ltda Country Threshold for each country in the Territory and a Minimum Ltda Territory Threshold, it being understood that negotiation of such amounts shall commence no later than 120 days prior to the commencement of each applicable Two Year Period.

     14.4.3  Failure to Satisfy Thresholds. In the event that the Company fails
             -----------------------------
to satisfy any Minimum Ltda Country Threshold during the Initial

Period or any Two Year Period, ITXC may, at its option, effect a "Country Non-Exclusivity Arrangement" as described in Section 14.4.5 hereof. In the event that the Company fails to satisfy a Minimum Ltda Territory Threshold during the Initial Period or any Two Year Period, ITXC may, at its option, effect a "Territory Non-Exclusivity Arrangement" as described in Section 14.4.4 hereof. In the event that ITXC fails to satisfy a Minimum ITXC Threshold during the Initial Period or any Two Year Period, then the Company may, at its option, effect a "Territory Non-Exclusivity Arrangement" as described in Section 14.4.4 hereof. In all instances, the Parties shall lose their rights to effect any such Arrangement with respect to the Initial Period or any Two Year Period in the event that notice of exercise of such right is not delivered by the Party desiring to exercise such right to all other Parties within 45 days after the Parties confirm in writing that any Minimum Threshold has not been satisfied.

     14.4.4  Territory Non-Exclusivity Arrangement.  Notwithstanding any
            --------------------------------------
provision in this Agreement to the contrary, in the event that ITXC or the Company elects to effect a Territory Non-Exclusivity Arrangement, the following provisions shall apply:

     (a) Sections 14.1, 14.2 and 14.3 of this Agreement shall cease to be effective.

     (b) The Company may, but shall not be required to, be a customer of ITXC for services and may provide services for competitors of ITXC. The Company also may enter into agreements with competitors of ITXC or use any other network it, at its sole discretion, chooses.

     (c) ITXC may, but shall not be required to, be a customer of the Company for origination or termination services within the Territory. Thus, by way of example, ITXC may, in such event, terminate calls in the Territory through either the Company or any other unrelated entity that provides termination services in the Territory.

     (d) For a period of six months after a Territory Non-Exclusivity Arrangement commences, the carrier pricing provisions of this Agreement applicable to transfers between the Company and ITXC shall continue to apply. Thereafter, the Parties shall negotiate such pricing as the Parties determine to be appropriate and shall be under no obligation to reach agreement with respect to such pricing.

     (e) For a period of up to 12 months after a Territory Non-Exclusivity Arrangement commences, the Company may, at its option, elect (by delivery of written notice to ITXC) to continue to use proprietary technology of ITXC, such proprietary technology defined in Exhibit "F" attached hereto, not typically provided by ITXC to its customers and suppliers. During the period, if any, that the Company continues to utilize such technology, the Company shall continue to pay ITXC the 4% royalty contemplated by the License Agreement. In the event that the Company does not make such an election to utilize such technology or ceases to utilize such technology, upon such cessation, the Parties shall cause the License Agreement to be terminated.

     (f) Upon commencement of a Territory Non-Exclusivity Arrangement, the Company shall change its name and its trademarks, in a manner reasonably satisfactory to ITXC, so as to assure that there is no similarity between ITXC's name and trademarks and the Company's name and trademarks.

     (g) Upon commencement of a Territory Non-Exclusivity Arrangement, ITXC shall no longer be required to provide Future Services to the Company.

     (h) Both Parties shall make reasonable commercial efforts to honor existing obligations to Company's customers in the Territory in a non-disruptive manner.

     14.4.5  Country Non-Exclusivity Arrangement.  Notwithstanding any provision
             -----------------------------------
in this Agreement to the contrary, in the event that ITXC elects to effect a Country Non-Exclusivity Arrangement (as distinguished from a Territory Non-Exclusivity Arrangement) with respect to one or more specific countries within the Territory (each, an "Affected Country" and collectively the "Affected Countries"), then the following provisions shall apply:

     (a) Sections 14.1, 14.2 and 14.3 shall cease to be effective with respect to the Affected Countries; in all other countries, the provisions of Sections 14.1, 14.2 and 14.3 shall continue to apply.

     (b) Upon the commencement of a Country Non-Exclusivity Arrangement, the Parties shall amend this Agreement so as to exclude the Affected Country or Countries from the Territory.

     (c) Upon the commencement of a Country Non-Exclusivity Arrangement, the following provisions shall apply with respect to each Affected Country:

          (1) The Company may, but shall not be required to, be a customer of ITXC for services in such Affected Country and may provide origination or termination services in such Affected Country for competitors of ITXC . The Company also may, in such Affected Country, enter into agreements with competitors of ITXC or use any other network it, at its sole discretion, chooses.


          (2) ITXC may, but shall not be required to, be a customer of the Company for origination or termination services within such Affected Country. Thus, by way of example, ITXC may, in such event, terminate calls in such Affected Country through either the Company or any other unrelated entity that provides termination services in such Affected Country.

          (3) For a period of six months after such Country Non-Exclusivity Arrangement commences, the carrier pricing provisions of this Agreement applicable to transfers between the Company and ITXC in the Affected Country shall continue to apply. Thereafter, the Parties shall negotiate such pricing with respect to the Affected Country as the Parties determine to be appropriate and shall be under no obligation to reach agreement with respect to such pricing.

          (4) For a period of up to 12 months after such Country Non-Exclusivity Arrangement commences, the Company may, at its option, elect (by delivery of written notice to ITXC) to continue to use, with respect to such Affected Country, proprietary technology of ITXC, such proprietary technology defined in Exhibit "F" attached hereto, not typically provided by ITXC to its customers and suppliers. During the period, if any, that the Company continues to utilize such technology with respect to such Affected Country, the Company shall continue to pay ITXC the 4% royalty contemplated by the License Agreement. In the event that the Company does not make such an election to utilize such technology with respect to such Affected Country or ceases to utilize such technology with respect to such Affected Country, upon such cessation, the Parties shall cause the License Agreement to be amended to exclude such Affected Country from the territory covered by the License Agreement.

          (5) Upon commencement of such Country Non-Exclusivity Arrangement, ITXC shall no longer be required to provide Future Services to the Company with respect to the Affected Country.

          (6) The Parties shall negotiate in good faith to reach a mutually satisfactory agreement with respect to the withdrawal of the Company from the Affected Country in a manner that will enable the Company to honor its existing commitments. Such resolution could, but need not, involve ITXC's purchase of assets of the Company utilized in the Affected Country. Such agreement, if approved by each of the Parties, may supersede one or more of the preceding provisions of this Section 14.4.5.

14.4.6 Inconsistency. In the event of any inconsistency between the provisions of this Section 14.4 and any other provision of this Agreement, the provisions of this Section 14.4 shall prevail.

                                   Article 15

                             Accounting and Records

15.1 The Company shall keep complete and accurate books, records, accounts and supporting documents, using principles and procedures in accordance with generally accepted Brazilian accounting principles. Promptly following the close of each calendar year, but not later than the following March 31, the Company shall furnish to each Quotaholder a written report covering its financial condition and profitability. In addition, the Company shall furnish each Quotaholder monthly reports (in a form satisfactory to each Quotaholder) covering its financial condition and profitability.

15.2 The accounting periods for the Company shall be January 1 through December 31 of each calendar year.

15.3 At the end of each accounting period, the books, records and accounts of the Company shall be audited at the expense of the Company by an independent auditing firm then acting as the Company's independent auditor.

15.4 Each of the Quotaholders or their representatives shall have access to the books, records, accounts and supporting documents maintained by the Company in accordance with Section 15.1 above, during the Company's normal business hours. In addition, each Quotaholder shall have the right, at its expense, to have such books, records, accounts and supporting documents audited by its own auditor or by an independent auditing firm.

15.5  This Article 15 shall survive termination or expiration of this Agreement.

                                   Article 16

                              Term and Termination

16.1 This Agreement shall commence on the date first above written and shall continue in full force during the entire existence of the Company, or until terminated in any of the following ways:

      16.1.1 This Agreement may be terminated at any time upon the mutual written agreement of the Parties.

      16.1.2 This Agreement shall be terminated upon the liquidation or dissolution of the Company.

      16.1.3 This Agreement shall be terminated at such time as the Company ceases to do business.

      16.1.4 This Agreement shall be terminated if a Party (i) applies for or consents to the appointment of a receiver, trustee or liquidator for all or a substantial part of its properties or assets, (ii) makes a general assignment for the benefit of its creditors, (iii) is adjudicated a bankrupt or insolvent, or (iv) files a voluntary petition in bankruptcy, or a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law.

      16.1.5 This Agreement shall terminate immediately at such time as ITXC no longer has an ownership interest in the Company.

     16.1.6 If any Party materially breaches its obligations under this Agreement, any non-breaching Party may terminate this Agreement upon thirty (30) days written notice to the breaching Party and such termination shall be effective on the thirty-first (31st) day after receipt of an express written notice of breach if (a) the breaching Party does not correct such material breach within such thirty (30) day cure period, or (b) in the case of a material breach that is correctable but is not reasonably capable of being corrected within such thirty (30) day cure period, the breaching Party does not take reasonably practicable steps to correct such breach and to prevent a recurrence.

16.2 The expiration or termination of this Agreement for any reason whatsoever shall not affect any liability of any Party already accrued prior to the effective date of such expiration or termination, nor shall such expiration or termination affect the survival of any right, duty or obligation expressly stated elsewhere in this Agreement to survive such expiration or termination, including, without limitation, obligations to Company's customers.

16.3      Puts and Calls.  Within fifteen days after the date hereof, TeleNova
          --------------
and ITXC shall enter into an amendment to this Agreement that shall provide for a series of puts and calls to apply in the event that (i) ITXC effects an initial public offering, (ii) ITXC is acquired, (iii) either TeleNova or ITXC effects a Territory Non-Exclusive Arrangement pursuant to Section 14 hereof or
(iv) an impasse develops. Such amendment shall be consistent with each of the provisions of the Exit Clause Outline annexed hereto as Exhibit H and shall acknowledge that to the extent that TeleNova acquires stock pursuant to such puts and calls, such stock generally will not be registered under any applicable securities law. In the event that TeleNova and ITXC are unable to agree upon the text of such amendment within such fifteen day period, then either such Party shall have the right to terminate this Agreement and the License Agreement without liability upon notice to each of the Parties.


                                   Article 17

                              Specific Performance

17.1 Each of the Quotaholders shall vote the quota capital of the Company which it owns or controls, directly or indirectly, and shall cause its representatives involved in the management of the Company, if any, to take whatever action or steps are necessary or appropriate to carry out and perform the various terms and provisions of this Agreement and the Schedules and Exhibits annexed hereto.

17.2 In accordance with article 118 of the Brazilian Corporations Law, each Party shall have the right to enforce by judicial process the full and specific performance of this Agreement or any provision hereof.


                                   Article 18

                       Trademark and Service Mark License

          During the existence of this Agreement, ITXC shall extend to the Company, for use solely in the Territory on an exclusive basis, a license of the ITXC technology, trademarks, service marks, brand name(s) and trade dress pursuant to the Trademark, Service and Technology License Agreement annexed hereto and incorporated herein as Exhibit E (the "License Agreement').


                                   Article 19

                                 Force Majeure

          No Party shall be liable for delay in performance or failure to perform its obligations in whole or in part pursuant to the terms of this Agreement due to causes reasonably beyond the control of such Party, including, without limitation, labor dispute, strike, labor shortage, war or act of war (whether an actual declaration is made or not), insurrection, riot or civil commotion, act of public enemy, accident, fire, flood or other act of God, act of any governmental authority, including but not limited to restrictions imposed by any regulatory agencies, judicial action, short or reduced supply of fuel or raw materials, technical failure where such Party has exercised ordinary care in the prevention thereof, or other causes beyond the control of such Party, whether or not similar to the matters herein enumerated, and any such delay or failure shall not be considered a breach of this Agreement.


                                   Article 20

                                 Non-Assignment

          This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however,
                                                            ------------------
that, except to the extent permitted by Articles 4, 5 and 16, none of the Parties shall transfer or assign its rights or delegate its performance obligations hereunder without the prior written consent of the other Parties, which shall not be unreasonably withheld or delayed; provided further that,
                                                     ----------------
before any such transfer or assignment becomes effective, the assignee shall have agreed in writing to be bound by the provisions of this Agreement. Any transfer, assignment or delegation made or attempted in violation of this
Article 20 shall be void and of no effect.


                                   Article 21

                                    Notices

     Notices. Any notice, request, instruction, consent, approval or other document required or permitted to be given hereunder shall be in writing and shall be valid and sufficient if dispatched by registered or certified mail, postage prepaid, in any post office in the United States or Brazil, or via confirmed facsimile, addressed as follows:

If to ITXC:                                 With a Copy to:
-----------                                 ---------------
ITXC Corp.                                   LOWENSTEIN SANDLER PC
219 North Center Drive, North                65 Livingston Avenue
Brunswick, NJ USA  08902                     Roseland, NJ USA  07068
Facsimile: 732-940-9614                      Facsimile: 973-597-2400
Attn:  Mr. Thomas Evslin                     Attn: Peter H. Ehrenberg, Esq.

If to TeleNova:                             With a Copy to:
---------------                             ---------------
TeleNova Comunicacoes Ltda.                 Pereira Filho Advogados
Al. Araguaia, 933, conj. 46                 Av. Padre Pereira Andrade,
Alphaville, Barueri                         669
State of Sao Paulo/Brazil                   05469-000 -Sao Paulo / SP
Attn: Mr. Claudio Collado                   Brazil

If to Company:                              With a Copy to:
--------------                              ---------------
ITXC Comunicacoes Ltda.                     Pereira Filho Advogados
Alameda Araguaia,                           Av. Padre Pereira de Andrade,
933, conj. 46, sub-conj. 1,                 669
 Alphaville, Barueri,                       05469-000 - Sao Paulo / SP
Sao Paulo, Brazil                           Brazil
Attn: Mr. Claudio Collado

                                            and to:

                                            LOWENSTEIN SANDLER PC
                                            65 Livingston Avenue
                                            Roseland, NJ USA  07068
                                            Facsimile: 973-597-2400
                                            Attn: Peter H. Ehrenberg, Esq.

     All notices sent by confirmed facsimile shall be deemed to be effective on the date of transmission. All notices properly sent by mail shall be deemed given eight (8) days after the date such notice was deposited with the proper postal authorities. In case any Party changes its address to which notice is to be received, written notice of such change shall be given without delay to all other Parties.

                                   Article 22

                      Governing Law and Dispute Resolution

22.1 The validity, interpretation and performance of this Agreement and any dispute connected herewith shall be governed and construed in accordance with the laws of Brazil.

22.2 Notwithstanding anything to the contrary herein, any dispute arising pursuant to or in any way related to this Agreement or the transactions contemplated hereby, including any question concerning the Agreement's validity, scope, construction, or application, shall be resolved through arbitration in Miami, Florida, USA. All arbitrations shall be conducted in accordance with the commercial rules and regulations of the American Arbitration Association, in force at the time of any such dispute, by one (1) arbitrator selected by mutual agreement of the parties. The non-prevailing party shall pay all reasonable expenses associated with such arbitration, including the expense of the arbitrator, travel, and reasonable attorney's fees. The decision of the arbitrator, based upon written findings of fact and conclusions of law applying the laws of Brazil, shall be binding upon the parties, and judgment in accordance with that decision may be entered in any court having jurisdiction thereof. In no event shall the arbitrators be authorized to grant any punitive, incidental or consequential damages of any nature or kind whatsoever. The parties, their representatives, other participants and arbitrator shall hold the existence, content, and result of mediation and arbitration in confidence to the maximum extent permitted by law. In the event that there is no clear prevailing party, the arbitrator shall determine the prevailing party, the cost of the arbitrator shall be shared equally between the Parties and each party shall be responsible for its own costs and expenses. This Section 22.2 shall survive termination or expiration of this Agreement.

                                   Article 23

                     Warranty and Limitation of Liability.

23.1 WARRANTY DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED OTHERWISE, THE SERVICES BEING PROVIDED BY ITXC AND TELENOVA ARE PROVIDED "AS IS" AND NEITHER ITXC NOR TELENOVA MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, OR THOSE ARISING FROM A COURSE OF PERFORMANCE, OR A COURSE OF DEALING OR TRADE USAGE. ITXC AND TELENOVA SPECIFICALLY MAKE NO WARRANTY WITH RESPECT TO ANY COMPUTER SOFTWARE, OR INFORMATION PROVIDED BY IT OR LICENSED BY IT AND DO NOT WARRANT THAT THE SOFTWARE OR SERVICES PROVIDED OR INTENDED TO BE USED HEREUNDER ARE ERROR FREE, WILL OPERATE WITHOUT INTERRUPTION OR PROVIDE SECURE OPERATIONS.

23.2 DISCLAIMER OF DAMAGES. IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, COLLATERAL, INDIRECT, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES FOR BREACH OF ANY OF THE PROVISIONS OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF GOODWILL, LOSS OF PROFITS, LOSS OF REVENUE OR LOSS OF USE. THESE LIMITATIONS OF LIABILITY SHALL APPLY NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY HEREIN.

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                                   Article 24

                                 Miscellaneous

24.1 This Joint Venture and Quotaholders' Agreement and the Trademark, Service and Technology License Agreement together with the Exhibits and Schedules annexed hereto and thereto, sets forth and constitutes the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and merges and supersedes all previous communications, negotiations, warranties, representations, understandings and agreements, either oral or written, among the Parties with respect to the subject matter hereof. No amendment or modification of this Agreement shall be binding on any Party hereto, unless reduced to writing and duly executed by an authorized representative of each of the other Parties hereto. The failure to enforce or the delay in enforcement of any provision, right or option of this Agreement by any Party hereto shall in no way be construed to be a waiver of such provision, right or option, nor shall such action be deemed a waiver of any other right which that Party may otherwise have at law or in equity.

24.2 Each Party shall deliver to the other a legal opinion acceptable to the other Party in the form attached hereto as Exhibit G.

24.3. Article headings as to the contents of particular articles are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular articles to which they refer. This Section 24.3 shall survive termination or expiration of this Agreement.

24.4 Each Party represents and warrants to each other Party that no finder or broker has been employed by it in negotiations regarding the transactions provided for by this Agreement. Each Party shall indemnify and hold the other Parties harmless from and against any and all liabilities, damages, costs and expenses arising out of any breach by the indemnifying Party of such representation and warranty.

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

24.5 Each Party shall give the other Parties such evidence of the authorization of its company to proceed with execution and performance of this Agreement as such Parties shall reasonably require.

24.6 While it is the intent of the Quotaholders to agree on certain matters as herein provided, including the manner in which their representatives in Company management, initially pursuant to Article 6 hereof would be instructed to decide certain matters requiring the prior approval of said management, it is understood and agreed that said representatives, pursuant to Brazilian law, shall make such decisions exercising sound and prudent business judgment.

24.7 No Party shall, directly or indirectly, make any payments or gifts in violation of the laws of Brazil or of the Foreign Corrupt Practices Act of the United States of America.

24.8 Any of the Quotaholders may make advances on behalf of the Company, and the Company shall reimburse such Quotaholder for any such advances, provided such advances were approved by the Parties at the time they were made.

24.9 If any term or provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement. In such case, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless the deletion of such provision or provisions would result in such a material change as to cause performance by a party to be unreasonable.

24.10 Any taxes levied on income, such as withholding and remittance taxes, shall be borne by the Party which is the recipient and beneficiary of the income.

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24.11  The Parties hereto will use its best efforts to implement this Agreement in a tax-efficient way.

     In Witness Whereof, this Agreement has been executed on behalf of each of the Parties by their duly authorized representatives as of the date first above written.

TeleNova Comunicacoes Ltda.                  ITXC Corp.

By      : /s/ Claudio C. Riechelmann         By       :  /s/ Tom Evslin
         ---------------------------                   -----------------
Title   : Manag. Director                    Title    : Chairman

Date    : 07/19/98                           Date     : 7/19/98

Witness:

                                                /s/ MA Evslin
1. ______________________                    2. ____________________

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